EXHIBIT 5.1

                        JASPAN SCHLESINGER & HOFFMAN LLP
                                Attorneys at Law

               300 Garden City Plaza, Garden City, New York 11530
                        (516) 746-8000 fax (516) 393-8282


                                                       July 21, 2000


Manchester Equipment Co., Inc.
160 Oser Avenue
Hauppauge, New York 11788

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Manchester Equipment Co., Inc., a New York corporation (the "Company"), on or about the date hereof with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of 105,786 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), on behalf of certain of the Company's stockholders.

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the minutes of meetings of Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the New York Business Corporation Law and the Federal laws of the United States of America. We express no opinion with respect to the qualification of the Shares under the securities or "blue sky" laws of any state or any foreign jurisdiction.
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Based upon and subject to the  foregoing,  we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                              Very truly yours,


                              /s/ JASPAN SCHLESINGER HOFFMAN LLP
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                              JASPAN SCHLESINGER HOFFMAN LLP